Exhibit 5.1

ONE MARINA BOULEVARD #28-00
SINGAPORE 018989

WRITER’S NAME	: Lim Mei / Christopher Ong	TEL	: +65 6890 7188
DIRECT TEL	: +65 6890 7732 / 7728	FAX	: +65 6327 3800
DIRECT FAX	: +65 6302 3148 / 3169	EFS MAILBOX ID	: ale7001, ale7003
DIRECT E-MAIL	: lim.mei@allenandgledhill.com	E-MAIL	: inquiries@allenandgledhill.com
	christopher.ong@allenandgledhill.com	WEBSITE	: www.allenandgledhill.com
OUR REF	: LM/OHW/2007000614
YOUR REF	:

14 May 2007

Gigamedia Limited
14F, No. 122, Dunhua North Road
Sungshan Chiu
Taipei, Taiwan 105
R.O.C.

Attention : Ms Jennifer Tseng / Mr Chu Shi-Ting

Dear Sirs

GIGAMEDIA LIMITED REGISTRATION STATEMENT ON FORM S-8

1.	We have acted as legal counsel in the Republic of Singapore to GigaMedia Limited (the “Company”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, up to 1,000,000 ordinary shares of the Company (“Shares”) issuable pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”).

We are delivering this opinion at the request of the Company, pursuant to item 8 of the Registration Statement.

2.	In connection therewith, we have examined the following:

(a)	a copy of the Plan;

(b)	the Registration Statement, to be filed with the Securities and Exchange Commission in the United States of America;

(c)	a copy of the Memorandum and Articles of Association of the Company, the Certificate of Incorporation of the Company and all amendments to date thereof;

(d)	an extract of agendas 8 to 10 of the signed original minutes of the resolutions of the Board of Directors of the Company dated 18 December 2006 (the “Board Resolutions”) authorising, inter alia, the filing of the Registration Statement with the Securities and Exchange Commission in the United States of America, and the administration of the Plan;

A list of the partners and their professional qualifications is open to inspection at the above office.

(e)

a copy of the signed original minutes of the shareholders of the Company dated 29 June 2006 (the “Shareholders’ Resolutions”) authorising, inter alia, the Plan and the issue of Shares pursuant to a general mandate (the “Share Issue Mandate”) granted to the Board of Directors under Section 161 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”)[1];

(f)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.

3.	We have assumed:

(a)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

(b)	the genuineness of all signatures, seals and chops (if any) on all documents we have examined;

(c)	that the copies of the Board Resolutions and Shareholders’ Resolutions submitted to us for examination are true, complete and up-to-date copies;

(d)	that the Board Resolutions and Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders’ Resolutions;

(e)

that (where Awards (as defined in the Plan) are granted pursuant to the Plan following the expiry of the Share Issue Mandate) there is in force a valid approval granted to the Board of Directors of the Company pursuant to Section 161 of the Companies Act to issue such Shares[2];

(f)	that the information disclosed by the search made on 11 May 2007 at the Accounting and Corporate Regulatory Authority in the Republic of Singapore against the Company is true

[1]	Article 7 of the Memorandum and Articles of Association of the Company read with Section 161 of the Companies Act, provides that shares may only be issued:

(a)	with the prior approval of the Company in a general meeting; or

(b)	under a general or specific mandate to issue shares granted to the Directors of the Company under Section 161 of the Companies Act. (“Mandate”). A Mandate shall be valid till (i) the conclusion of the annual general meeting commencing next after the date on which the approval was given or (ii) the expiration of the period within which the next annual general meeting after that date is required by law to be held. A Mandate may be granted or renewed with the approval of a majority of shareholders present and voting at a general meeting.

[2]

Unless otherwise renewed, the Share Issue Mandate expires at the earlier of the next annual general meeting of the Company or the period within which the annual general meeting is required by law to be held. Section 161 of the Companies Act provides that Shares may be issued pursuant to Awards granted under the Share Issue Mandate following the expiry of such Share Issue Mandate provided the Awards to which the Shares relate are granted during the existence of the Share Issue Mandate and the Share Issue Mandate specifically authorises the Directors of the Company to grant such Awards.

and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the search;

(g)	that the information disclosed by the electronic litigation searches made on 11 May 2007 of the records kept with the Supreme Court of the Republic of Singapore against the Company for the years of 2004, 2005, 2006 and up to 11 May 2007 are true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the search;

(h)	that all consents, approvals, authorisations, licenses, exemptions or orders required from any governmental body or agency outside the Republic of Singapore and all other requirements outside the Republic of Singapore for the legality, validity and enforceability of each of the Plans and the allotment and issue of the Shares have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside the Republic of Singapore, at any time prior to, on or subsequent to the issue of the Shares, for the legality, validity and enforceability of each of the Plans and the issue and allotment of the Shares, have been duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been satisfied;

(j)	that the obligations of the Company pursuant to each of the Plans constitutes legal, valid, binding and enforceable obligations of the Company for all purposes under the laws of all jurisdictions other than Singapore; and

(k)	that, insofar as any obligation expressed to be incurred or performed under the Plans fails to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction.

4.	A search made on 11 May 2007 at the Accounting and Corporate Regulatory Authority in the Republic of Singapore and at the Supreme Court of the Republic of Singapore revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. It should be noted that such a search is not capable of revealing whether or not a winding-up application has been made. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the Accounting and Corporate Regulatory Authority immediately.

5.	Based upon and subject to the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorised and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the purchase price therefore and, upon the issue of share certificates representing Shares in accordance with Articles of Association of the Company, will be validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

6.	This opinion relates only to the laws of general application of Singapore as of the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

7.	We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended. This opinion is strictly limited to the matters stated herein, and is not to be read as extending by implication to any other matter in connection with the Plan or otherwise including, but without limitation, any other document signed in connection with the Plan. Further, except as provided above, this opinion is not to be circulated to, or relied upon by, any other person or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Allen & Gledhill